Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT
     This SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 17, 2008, between MoneyGram International, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”).
RECITALS
     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of June 30, 2004 (the “Rights Agreement”); and
     WHEREAS, the Company and the Rights Agent entered into the First Amendment to Rights Agreement on February 11, 2008, (the “First Amendment”) in connection with the Purchase Agreement (as defined below); and
     WHEREAS, the several investors listed on Schedule A hereto and the Company contemplate entering into the Amended and Restated Purchase Agreement (as defined below) that provides for, among other things, the purchase by the Investors of shares of a new series of convertible preferred stock of the Company, the Series B Participating Convertible Preferred Stock, par value $0.01 per share, and shares of a new series of convertible preferred stock of the Company, the Series B-1 Participating Convertible Preferred Stock, par value $0.01 per share; and
     WHEREAS, Section 27 of the Rights Agreement permits the Company, from time to time and at any time prior to such time as any person becomes an Acquiring Person, to supplement or amend the Rights Agreement without the approval of any holders of the Rights Certificates; and
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement to exempt the Purchase (as defined below), the Amended and Restated Purchase Agreement and all of the transactions contemplated thereby from the application of the Rights Agreement, and in connection therewith the Company is entering into this Amendment and directing the Rights Agent to enter into this Amendment; and
     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.
     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree that First Amendment shall have no further effect and shall be replaced with the following:
     A. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

(i) “Amended and Restated Purchase Agreement” shall mean the Amended and Restated Purchase Agreement, dated as of March 17, 2008, by and between the Company and the Investors as it may be amended or supplemented from time to time.
(ii) “Excluded Securities” shall mean (A) shares of Series B Preferred Stock, (B) shares of Series B-1 Preferred Stock, (C) Common Shares issued upon conversion of shares of Series B Preferred Stock, (D) shares of Series D Preferred Stock issued upon conversion of shares of Series B Preferred Stock or shares of Series B-1 Preferred Stock, (E) Common Shares issued upon conversion of shares of Series D Preferred Stock, and (F) Common Shares (and options, warrants or other rights to acquire Common Shares, or securities convertible into or exercisable or exchangeable for, Common Shares) (1) issued as a dividend or distribution on any shares referred to in (A) through (E) of this definition or (2) acquired by an Investor in connection with such Investor’s exercise of rights under Section 4.7 of the Amended and Restated Purchase Agreement.
(iii) “Investors” shall mean the several investors listed on Schedule A hereto (together with their respective successors and assigns and transferees of Excluded Securities; in each case, who are Affiliates or Associates of any such Investors or who are Affiliates of Thomas H. Lee Partners, L.P. ) (and each, an “Investor”).
(iv) “Purchase Agreement” shall mean the Purchase Agreement, dated as of February 11, 2008, by and between the Company and the Investors listed on Schedule A hereto, as it may be amended or supplemented from time to time.
(v) “Purchase” shall mean all of the transactions contemplated by the Amended and Restated Purchase Agreement.
(vi) “Series B Preferred Stock” shall mean the shares of Series B Participating Convertible Preferred Stock of the Company, par value $0.01 per share, issuable pursuant to the Amended and Restated Purchase Agreement and the shares of Series B Preferred Stock issuable upon conversion of shares of Series B-1 Preferred Stock.
(vii) “Series B-1 Preferred Stock” shall mean the shares of Series B-1 Participating Convertible Preferred Stock of the Company, par value $0.01 per share, issuable pursuant to the Amended and Restated Purchase Agreement.
(viii) “Series D Preferred Stock” shall mean the shares of Series D Participating Convertible Preferred Stock of the Company, par value $0.01 per share, issuable pursuant to the conversion of shares of Series B-1 Preferred Stock, and issuable pursuant to the conversion of shares of Series B Preferred Stock.
     B. Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

     “Notwithstanding anything in this Agreement to the contrary, no Investor nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person and no Distribution Date or Shares Acquisition Date shall be deemed to occur, in each case, solely by virtue of (i) the approval, execution or delivery of the Purchase Agreement or the Amended and Restated Purchase Agreement, (ii) the consummation of the Purchase or (iii) the consummation of any other transaction contemplated in the Amended and Restated Purchase Agreement or by the respective Certificates of Designations, Preferences and Rights of the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series D Preferred Stock, including, without limitation, acquisition by the Investors of beneficial ownership of Excluded Securities.”
     C. Amendment of Section 3. Section 3 of the Rights Agreement is amended to add the following sentence at the end thereof as Section 3(d):
     “(d) Nothing in this Agreement shall be construed to give any holder of the Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution or delivery of the Purchase Agreement or the Amended and Restated Purchase Agreement or by virtue of any of the transactions provided for by the Amended and Restated Purchase Agreement, including, without limitation, the consummation thereof, the conversion of shares of Series B Preferred Stock into Common Shares, conversion of shares of Series B-1 Preferred Stock into shares of Series B Preferred Stock, conversion of shares of Series B-1 Preferred Stock into shares of Series D Preferred Stock, conversion of shares of Series B Preferred Stock into shares of Series D Preferred Stock, and conversion of shares of Series D Preferred Stock into Common Shares;”
     D. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. To the extent that the terms and provisions of the Rights Agreement do not conflict with the terms and provisions of this Amendment, then such terms and provisions shall remain in full force and legal effect. To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.
     E. Miscellaneous. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		MONEYGRAM INTERNATIONAL,
INC.

By:	/s/ Teresa H. Johnson	By:	/s/ Philip W. Milne

	Name: Teresa H. Johnson		Name: Philip W. Milne
	Title: Executive Vice President, General Counsel & Secretary		Title: Chairman, President and Chief Executive Officer

Attest:		WELLS FARGO BANK, N.A.

By:	/s/ Christine A. Garrick	By:	/s/ John D. Baker

	Name: Christine A. Garrick		Name: John D. Baker
	Title: Assistant Vice President		Title: Vice President

SCHEDULE A
Investors
THOMAS H. LEE EQUITY FUND VI, L.P.
THOMAS H. LEE PARALLEL FUND VI, L.P.
THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
GS CAPITAL PARTNERS VI FUND, L.P.
GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
GS CAPITAL PARTNERS VI GmbH & Co. KG
GS CAPITAL PARTNERS VI PARALLEL, L.P.
GSMP V ONSHORE US, LTD.
GSMP V OFFSHORE US, LTD.
GSMP V INSTITUTIONAL US, LTD.

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